UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 4, 2004

THE ANDERSONS, INC.

(Exact name of registrant as specified in its charter)

OHIO	34-1562374
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

480 W. Dussel Drive, Maumee, Ohio	43537
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (419) 893-5050

Item 12:

The following press release was issued on February 4, 2004:

The Andersons, Inc.
480 W. Dussel Drive
Maumee, Ohio 43537

FOR IMMEDIATE RELEASE

AT THE COMPANY: Gary Smith (419) 891 — 6417

FOR IMMEDIATE RELEASE	AT THE COMPANY: Gary Smith
(419) 891 — 6417
WEDNESDAY, FEBRUARY 4, 2004

THE ANDERSONS, INC. REPORTS RECORD 4th QTR. EARNINGS

EPS OF $0.91 VS. $0.32 IN 2002

Full-Year Net Income $11.7 Million; EPS $1.59

MAUMEE, OHIO, FEBRUARY 4, 2004—The Andersons, Inc. (Nasdaq: ANDE), today announced fourth-quarter 2003 net income of $6.7 million, or $0.91 per diluted share. In the same three-month period of 2002, the company’s net income was $2.4 million, or $0.32 per diluted share. Total revenues of $443 million for the period were $88 million, or almost 25 percent, higher than the fourth quarter of 2002. Full-year net income amounted to $11.7 million, or $1.59 per diluted share. Net income for the 2002 calendar year was $14.2 million, or $1.92 per diluted share. Total revenues of $1.25 billion in the year just ended were $170 million, or 16 percent, higher than 2002.

The Agriculture Group’s operating income of $9.8 million for the quarter was double the $4.9 million it generated a year earlier. Revenues of $363 million for the period were $84 million more than last year. The group’s grain business achieved higher revenue and operating income in the fourth quarter of 2003 than in the comparable period of 2002. Its elevators took in more bushels of grain this fall as U.S. corn production reached a new record level, and the earnings generated from storing grain in the fourth quarter this year were higher than the fourth quarter of 2002. While U.S. farms set corn production records this year, corn exports increased due to higher international demand in the wake of reduced production in some countries, and U.S. carryover corn stocks are presently projected to fall to a seven-year low. As indicated in a USDA forecast issued this week, these factors are expected to stimulate further growth in U.S. corn production in 2004. This would have positive implications for the group’s plant nutrient business as well as its grain elevators. In 2003, the plant nutrient business posted its best-ever full-year performance although its fourth quarter income was slightly below the income it earned during the same period in 2002. Growth in industrial and specialty agricultural products along with volume and margin improvements in traditional nutrient product categories and enhanced operational efficiencies contributed to the positive full-year results. For the full-year, the group generated $13.9 million of operating income on revenues of $899 million. In 2002, income was $15.2 million and revenues amounted to $762 million.

The Rail Group’s operating income of $1.7 million in the fourth quarter of 2003 was well above the $0.3 million it earned in the year-earlier three-month period. Revenues of $8.9 million for the quarter were 64 percent higher than the $5.4 realized in the comparable period of 2002. Full-year income of $4.1 million and revenues of $35.2 million also bettered 2002 performance by a wide margin. In 2002, the group had earned $1.6 million on revenues of $18.7 million. Income from the sale of railcars increased, both for the quarter and the full year, and the railcar repair and fabrication shops continued to contribute significantly to the group’s operating income, establishing new full-year income records. The number of railcars and locomotives that the group either owns directly, leases, or manages for others, continued to increase during the year. At year-end, the fleet consisted of 74 locomotives and more than 6,200 railcars plus contracts to manage more than 1,200 railcars for third parties. The company is in the final stages of an acquisition that, if completed, will result in the creation of wholly-owned subsidiaries that will acquire a total of approximately 6,700 railcars and 48 locomotives plus contracts to manage an additional 3,600 railcars. This transaction is expected to be completed during the first quarter of 2004. If the company is unable to complete the transaction this year, the write-off of capitalized transaction costs would negatively impact the Rail Group’s 2004 earnings.

The Processing Group incurred a loss of $1.5 million during the fourth quarter, an improvement of $0.7 million from its prior-year performance for the period. Revenues of $20.9 million in the fourth quarter of 2003 were $0.4 million higher than the same three-month period of 2002. Full-year 2003 operating income was $1.0 million, or $2.3 million better than 2002. Revenues of $134 million for the year were $20 million more than 2002. Turf-care product volumes for the year were up approximately 15 percent in professional markets and 19 percent in consumer/industrial markets. However, because of product and customer mix changes and some increased raw material costs, average gross margins were lower. Sales growth in the group’s cob-based products business also contributed to the group’s full-year income improvement.

The Retail Group’s sales of $50.2 million in the fourth quarter of 2003 represented a 0.3 percent increase in same-store sales compared to the same three-month period in 2002. For the full year, same-store sales of $179 million were down 1.4 percent. Average margins improved and expenses were relatively unchanged from a year ago. As a result, the group achieved an operating income of $1.8 million for the quarter, an improvement of $0.3 million from 2002. For the full calendar year, operating income was $3.4 million in 2003, compared to $4.0 million the previous year.

“Our record fourth-quarter performance was very gratifying,” said President and Chief Executive Officer Mike Anderson. “For the past year, I’ve stated that we expected our 2003 earnings to fall within the $1.15 to $1.30 per share range. At the end of the third quarter, I indicated that our overall outlook was trending up. As it turned out, a number of things came together in our favor during the fourth quarter: the big corn harvest, strong year-end sales of grain, agricultural fertilizer products, rail products and services, and lawn products, plus a ten percent increase in retail sales during the key final week of the Christmas season. All of these factors contributed to the achievement of our best fourth-quarter performance ever.”

“Looking ahead,” Anderson added. “By the end of the first quarter, we’ll know if the rail transaction has been completed, and we’ll also have a more definitive read on planting prospects and nutrient demand for our region for the coming season, so I’ll be in a much better position to share an earnings projection for 2004 at that time.”

The company will host a webcast on Thursday, February 5, 2004 at 11:00 A.M. EST, to discuss its 2003 performance. This can be accessed under the heading “Financial Information” on its website at www.andersonsinc.com or at www.firstcallevents.com/service/ajwz397272362gf12.html.

The Andersons, Inc. is a respected leader and dominant regional player in grain merchandising and agricultural plant nutrients distribution. Its strong position in these basic businesses has allowed the company to diversify into rail equipment leasing, the production of turf care products, and general merchandise retailing. The company has been in operation since 1947.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.

Consolidated Statements of Income

	Three Months ended		Year ended
	December 31		December 31
(in thousands, except for per share amounts)	2003	2002	2003	2002

Sales and merchandising revenues	$443,136	$355,097	$1,246,964	$1,076,527
Cost of sales and merchandising revenues	389,892	309,709	1,082,870	913,426

Gross profit	53,244	45,388	164,094	163,101
Operating, administrative and general expenses	42,074	39,505	143,129	141,028
Interest expense	1,929	2,484	8,048	9,812
Other income / Gains:
Other income	1,232	1,075	5,048	3,439
Gain on involuntary conversion	—	302	—	302

Income before income taxes and cumulative effect of accounting change	10,473	4,776	17,965	16,002
Income taxes	3,735	2,391	6,264	5,238

Income before cumulative effect of accounting change	6,738	2,385	11,701	10,764
Cumulative effect of accounting change, net of income tax benefit	—	—	—	3,480

Net income	$6,738	$2,385	$11,701	$14,244

Per common share:
Basic earnings	$0.94	$0.33	$1.64	$1.96

Diluted earnings	$0.91	$0.32	$1.59	$1.92

Dividends paid	$0.070	$0.065	$0.280	$0.260

Weighted average shares outstanding-basic	7,147	7,227	7,141	7,283

Weighted average shares outstanding-diluted	7,389	7,434	7,340	7,429

The Andersons, Inc.

Consolidated Balance Sheets
(Unaudited)

(in thousands)	December 31	December 31
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$6,444	$6,095
Accounts receivable (net) and margin deposits	68,546	59,800
Inventories	259,755	256,275
Other current assets	22,234	15,119

Total current assets	356,979	337,289
Other assets	13,702	12,591
Railcar assets leased to others (net)	29,489	26,399
Property, plant and equipment (net)	92,449	92,939

	$492,619	$469,218

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$48,000	$70,000
Other current liabilities	219,447	185,534

Total current liabilities	267,447	255,534
Deferred items and other long-term liabilities	27,254	23,647
Long-term debt	82,127	84,272
Shareholders’ equity	115,791	105,765

	$492,619	$469,218

Segment Data

Quarter ended December 31, 2003	Agriculture	Processing	Rail	Retail	Other	Total

Revenues from external customers	$363,130	$20,945	$8,885	$50,176	$—	$443,136
Other income	813	182	(123)	146	214	1,232

	$363,943	$21,127	$8,762	$50,322	$214	$444,368

Operating income (loss)	$9,834	$(1,545)	$1,689	$1,839	$(1,344)	$10,473

Quarter ended December 31, 2002
Revenues from external customers	$279,067	$20,585	$5,412	$50,033	$—	$355,097
Other income	513	149	(16)	138	291	1,075
Gain on involuntary conversion	—	—	—	—	302	302

	$279,580	$20,734	$5,396	$50,171	$593	$356,474

Operating income (loss)	$4,876	$(2,269)	$310	$1,495	$364	$4,776

Year ended December 31, 2003
Revenues from external customers	$899,174	$134,017	$35,200	$178,573	$—	$1,246,964
Other income	2,518	964	90	835	641	5,048

	$901,692	$134,981	$35,290	$179,408	$641	$1,252,012

Operating income (loss)	$13,868	$1,022	$4,062	$3,413	$(4,400)	$17,965

Year ended December 31, 2002
Revenues from external customers	$762,268	$114,315	$18,747	$181,197	$—	$1,076,527
Other income	1,340	501	41	685	872	3,439
Gain on involuntary conversion	—	—	—	—	302	302

	$763,608	$114,816	$18,788	$181,882	$1,174	$1,080,268

Operating income (loss)	$15,154	$(1,322)	$1,563	$4,003	$(3,396)	$16,002

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Andersons, Inc.

Date: February 4, 2004	By: /s/Michael J. Anderson

Michael J. Anderson
President and Chief Executive Officer